Company Press Release                                               Exhibit 99.1
Source Lakeland Industries, Inc.


Lakeland Industries Announces Offering of Common Stock

RONKONKOMA, NY, June 17, 2004 - Lakeland Industries, Inc. (National NASDAQ
Symbol: LAKE), a leading manufacturer of industrial protective clothing for Homeland Security and other industrial applications, today announced its public offering of 1,205,000 shares of common stock at a price of $21.00 per share. Of the shares offered, 1,100,000 shares are being sold by Lakeland and 105,000 shares are being sold by certain directors of Lakeland. Delivery of the shares is scheduled for June 18, 2004. In addition, Lakeland has granted the underwriters a 30-day option to purchase up to an additional 180,750 shares of common stock from the Company to cover over-allotments, if any.

Lakeland intends to use the net proceeds from the offering of the shares sold by it, which are estimated to be approximately $21.0 million, to repay debt, to fund future acquisitions and for working capital and other general corporate purposes. Lakeland will not receive any proceeds from the sale of shares by the selling stockholders.

Friedman, Billings, Ramsey & Co., Inc. acted as sole manager and book-runner. A copy of the final prospectus relating to the offering may be obtained from Friedman, Billings, Ramsey & Co., Inc. at 1001 Nineteenth Street North, Arlington, VA 22209.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "estimates" "could," "should," "may," "feels," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and other risks. Actual results may differ materially from those projected. The company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information on the Company see http/www.Lakeland.com - See our products in Green or Financial Info in Black or contact:

Christopher J. Ryan
Lakeland Industries, Inc.
Tel. # 631-981-9700 Fax # 631-981-9751 E-mail: chrisr@lakeland-ind.com